Exhibit 10.8

Third Harmonic Bio, Inc.

July 2, 2021

Natalie Holles

Dear Natalie:

On behalf of Third Harmonic Bio, Inc. (the “Company”), I am pleased to offer you employment with the Company on the following terms and conditions.

1. Position. You will be employed by the Company on a full-time basis as its Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). It is contemplated that you will commence employment on August 9, 2021 (the “Start Date”). Although the Company agrees that your work for the Company will not principally be provided at the Company’s office in Cambridge, Massachusetts, you shall work out of the Company’s office in Cambridge, Massachusetts with reasonable frequency, subject to the requirements of the Company’s business and operations as may be agreed by you and the Company. You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company, and, except for those activities set forth on Exhibit A to this offer letter, you shall not engage in any other employment, consulting or other business activity with any third party without the prior written consent of the Company. In addition, you will be elected to serve as a director on the Board commencing on the Start Date.

2. Base Salary. You will receive a base salary at the semi-monthly rate of $20,833, which is equivalent to $500,000 on an annualized basis (the “Base Salary”). All payments of Base Salary will be made in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. The Base Salary will be subject to adjustment, as determined by the Board in its discretion.

3. Annual Bonus. Following the end of each fiscal year, you will be eligible to receive an annual incentive bonus of up to fifty percent (50%) of your annualized Base Salary (the “Target Bonus”). The actual bonus awarded for a fiscal year will be based on your performance and the Company’s performance that year against criteria to be established by the Board, such bonus and such criteria as determined by the Board in its sole discretion. You must remain employed by the Company as of the last day of a fiscal year in order to be eligible for and to earn a bonus for such year. Any bonus for the 2021 fiscal year will be pro- rated based on your Start Date.

4. Equity. Subject to the approval of the Board, the Company shall grant to you two stock option awards to purchase up to an aggregate of 2,753,352 shares of the Company’s common stock (the “Option Grants”) as follows:

a. A stock option award to purchase up to 2,431,087 shares of the Company’s common stock, which shall vest as to twenty-five percent (25%) of the underlying shares on the first anniversary of the Start Date, and as to the balance in equal quarterly installments of 6.25% thereafter until the fourth anniversary of the Start Date; and

b. A stock option award to purchase up to 322,265 shares of the Company’s common stock, which shall not be subject to vesting until either the occurrence of the Second Tranche Closing (as defined in the Series A-3 Preferred Stock Purchase Agreement dated as of February 24, 2021 (the “Purchase Agreement”)) or the optional early purchase of a majority of the Second Tranche Shares (as defined in the Purchase Agreement) under the Purchase Agreement (the earlier of these events, the “Second Tranche Funding”) and which from the Second Tranche Funding shall vest (or be deemed to have vested) as to twenty-five percent (25%) of the underlying shares on the first anniversary of the Start Date, and as to the balance in equal quarterly installments of 6.25% thereafter until the fourth anniversary of the Start Date; provided, however, that (i) there can be no assurance that the Second Tranche Closing shall occur, and (ii) if the Second Tranche Funding does not occur and may no longer occur under the Purchase Agreement for any or no reason (such event, a “Second Tranche Expiration”), you shall not be entitled to exercise any shares subject to the award contemplated by this paragraph b. which have not already been exercised early for shares of restricted stock. Moreover, in the event of a Second Tranche Expiration, the Company shall be entitled to repurchase any shares subject to the award contemplated by this paragraph b. that have been exercised early for shares of restricted stock in accordance with the Grant Documents (as defined below).

c. The Option Grants will be subject to the terms and conditions of the stock option agreements and the Company’s 2019 Stock Incentive Plan in all respects (the “Grant Documents”), and shall have an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant, as determined by the Board in its discretion. The stock option agreements for the Option Grants shall allow for early exercise of unvested options for shares of restricted stock subject to vesting in accordance with the vesting schedule for the applicable Option Grant. In addition, provided that you remain employed by the Company through the applicable grant date, the Company will grant to you additional stock option grants and/or awards of restricted shares of common stock (i) in connection with the Second Tranche Funding, in an amount sufficient to bring your total equity ownership of the Company to 5.5% of the Company’s fully diluted capitalization as of immediately following the Second Tranche Funding (including for the purpose of calculating the fully diluted capitalization of the Company, the 5,859,376 Second Tranche Shares contemplated to be issued and sold pursuant to the Purchase Agreement and any increase in the number of shares issued or issuable under the Company’s 2019 Stock Incentive Plan after the date hereof, but excluding any other shares of capital stock or other securities convertible, exercisable or exchangeable for capital stock issued or agreed to be issued after the date hereof, including any additional shares of Series A-3 Preferred Stock) and (ii) in connection with any Series B Preferred Stock financing or other subsequent equity financing that the Company may conduct prior to the Company’s IPO, as determined by the Board in its sole discretion after giving consideration to Company performance, the terms of the financing and equity positions of similarly titled executives at comparable companies (collectively, “Additional Grants”).

If you choose to exercise the Options Grants (or any portion thereof), to facilitate such exercise, the Company shall make a loan to you for 100% of the purchase price of the shares subject to the Option Grants, which loan shall be made pursuant to the Form of Secured Partial Recourse Promissory Note attached hereto as Exhibit B.

5. Benefits. You may participate in the benefit programs offered by the Company to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion. You will also be entitled to paid vacation each year in accordance with the terms and conditions set forth in the Company’s vacation policy as in effect from time to time, but for avoidance of doubt, you will accrue no less than three weeks paid vacation per year. You shall also be entitled to receive reimbursement for all reasonable business expenses incurred by you in performing your services to the Company (which shall include reasonable lodging costs and business-class airfare costs you incur as a result of you providing services to the Company in its Cambridge, Massachusetts office location) in accordance with the policies and procedures then in effect and established by the Company.

6. Severance Benefits.

a. General. Either party may terminate your employment relationship hereunder at any time for any reason by providing written notice to the other party; provided that if that Company terminates your employment for Cause (as defined below), the Company shall comply with Section 12(b) hereof. If you are subject to an Involuntary Termination (as defined below), then you will be entitled to the benefits described in this Section 6. However, this Section 6 will not apply unless you: (i) have returned all Company property in your possession on or prior to your last day of employment and (ii) have entered into a separation agreement that has become enforceable and irrevocable and that includes a general release of all employment-related claims that you may have against the Company or persons affiliated with the Company (the “Separation Agreement”). Notwithstanding the foregoing, no term of this offer letter or the Separation Agreement shall impact or affect, in any way, your rights with respect to, and the Separation Agreement shall not include a waiver or release of any claims related to: (w) your status as a stockholder or equity holder of the Company or any rights you have under the terms of any Grant Document or any other equity award or agreement between you and the Company, including any claims with respect to the Option Grants, any Additional Grant or other equity owned or held by you at the time your employment is terminated, (x) any rights to indemnification from the Company, pursuant to any applicable governing documents of the Company or any applicable written agreement between you and the Company, (y) rights under ERISA or (z) rights which, as a matter of law, cannot be waived. The Separation Agreement must be in substantially the form reasonably prescribed by the Company, and must be executed and must become enforceable and irrevocable on or before the 52nd day following your last day of employment with the Company. If you fail to execute without revocation the Separation Agreement on or before the 52nd day following your last day of employment with the Company, you shall be entitled to the Accrued Obligations only and no other severance payments or benefits. The continued salary provided under Section 6(b)(ii) below shall be paid in accordance with the Company’s normal payroll practices and shall commence on the next payroll date falling after the date the Separation Agreement becomes enforceable and irrevocable. If, however, the 52-day period in which the Separation Agreement must become enforceable and irrevocable begins in one taxable year and ends in the following year, the Company shall commence payment of the continued salary in the second year on the first payroll date falling on the later of: (A) January 1; and (B) the date on which the Separation Agreement becomes enforceable and irrevocable. The first payroll shall include, however, all amounts that would otherwise have been paid to you between the date your employment is terminated and your receipt of the first installment.

b. Severance. If you are subject to an Involuntary Termination, then, subject to Section 6(a):

i. The Company shall pay you the Accrued Obligations earned through your last day of employment on or before the time required by law but in no event more than fifteen (15) days after your last day of employment with the Company, except to the extent such payment would accelerate compensation in a manner inconsistent with compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

ii. If the Involuntary Termination occurs prior to a Change in Control or more than twelve (12) months following a Change in Control, the Company will pay you as severance pay an aggregate amount equivalent to twelve (12) months of your then current annualized Base Salary plus a pro-rated amount of the Target Bonus for the year in which the Involuntary Termination occurs, less all applicable taxes and withholdings, which severance pay will be paid ratably over a period of twelve (12)

months. If the Involuntary Termination occurs upon, or within twelve (12) months following, a Change in Control (a “Change in Control Involuntary Termination”), then, in lieu of the foregoing, the Company will pay you as severance pay an aggregate amount equivalent to eighteen (18) months of your then current annualized Base Salary plus a pro-rated amount of the Target Bonus f or the year in which the Change in Control Involuntary Termination occurs, less all applicable taxes and withholdings, which severance pay will be paid ratably over a period of eighteen (18) months;

iii. Should you be eligible for and timely elect to continue receiving group health insurance coverage under the law known as COBRA, the Company shall pay on your behalf the portion of the monthly premiums for such coverage that it pays for active and similarly situated employees receiving the same type of coverage, for a period ending upon the earlier of (x) the twelve (12)-month anniversary of your termination date (or the eighteen (18)-month anniversary in the case of a Change in Control Involuntary Termination), and (y) the date on which you become eligible to receive group health insurance coverage through another employer (as applicable, the “COBRA Contribution Period”); provided, however, that such Company-paid premiums may be recorded as additional income pursuant to Section 6041 of the Code and not entitled to any tax qualified treatment to the extent necessary to comply with or avoid the discriminatory treatment prohibited by the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Code. The balance of such premiums during the COBRA Contribution Period, and all premium costs thereafter, shall be paid by you on a monthly basis during the elected period of health insurance coverage under COBRA for as long as, and to the extent that, you remain eligible for and elect to remain enrolled in COBRA continuation coverage. You agree that, should you become eligible to receive group health insurance coverage through another employer prior to the twelve (12)-month anniversary of your termination date (or the eighteen (18)-month anniversary in the case of a Change in Control Involuntary Termination), you shall immediately notify the Company in writing of the date of eligibility for such coverage and the Company’s obligation under this paragraph shall terminate as of such date of eligibility.

iv. If the Involuntary Termination constitutes a Change in Control Involuntary Termination, then one hundred percent (100%) of the unvested portion of the Option Grants and each Additional Grant then subject to vesting will fully vest as of the date of such Change in Control Involuntary Termination. If the Involuntary Termination does not constitute a Change in Control Involuntary Termination, then the unvested portion of the Option Grants and each Additional Grant then subject to vesting that would have otherwise vested on or prior to the first anniversary of such Involuntary Termination if you had remained employed with the Company through such date will fully vest as of the date of such Involuntary Termination. In the event of any acceleration under this Section 6(b)(iv), no shares may be transferred and no stock option exercised (in each case with respect to the unvested portion) until the Separation Agreement has become enforceable and irrevocable and if the Separation Agreement does not become enforceable and irrevocable in accordance with this offer letter, the portions of the Option Grants and Additional Grants that have vested as a result of this Section 6(b)(iv) shall be cancelled effective as of the date of the Involuntary Termination. The payments and benefits described in Section 6(b)(ii)-(iv) above shall hereinafter be referred to as the “Severance.” If you are terminated for any reason other than as result of an Involuntary Termination, you shall be entitled to receive the Accrued Obligations only.

7. Representation Regarding Continuing Obligations. Your employment is contingent upon your signing and adhering to an Invention and Non-Disclosure Agreement (the “Restrictive Covenant Agreement”), a copy of which is provided with this letter. You hereby represent to the Company that you are not a party to any agreement of any type which may impact or limit your ability to become employed by or perform your job at the Company or which is in any way inconsistent with the terms of this offer letter or the Restrictive Covenant Agreement. You represent that you will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or any other party. Further, you hereby represent that (i) your employment with the

Company and this offer letter does not and will not violate or conflict with any obligations you may have to or any agreements you may have with any former employer and (ii) you have provided the Company with all written agreements that describe any continuing post-employment obligations to any former employer.

8. Proof of Legal Right to Work. You agree to provide to the Company, within three (3) days of the Start Date, documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

9. Tax Matters.

a. All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities and that you are solely responsible for individual tax liabilities arising from your compensation.

b. For purposes of Section 409A of the Code, each salary continuation payment under Section 6(b)(ii) is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 6(b)(ii), to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your Separation, or (B) the date of your death, and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence. Any salary continuation payments that are not subject to Section 409A of the Internal Revenue Code, including, without limitation, payments that are exempt from Section 409A of the Internal Revenue Code as a result of the separation pay plan exemption under Section 1.409A-1(b)(9) of the Internal Revenue Code (or any successor thereto), will continue to be paid as otherwise provided in this offer letter.

c. All in-kind benefits provided and expenses eligible for reimbursement hereunder shall be provided by the Company or incurred by you during your employment with the Company. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

10. Interpretation, Amendment and Enforcement. This offer letter and the Grant Documents along with the Restrictive Covenant Agreement constitute the complete agreement between you and the Company, contain all the terms of your employment, and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company relating to the terms of your employment. The terms of this offer letter and the resolution of any disputes as to the meaning, effect, performance or validity of this offer letter or arising out of, related to, or in any way connected with, this offer letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

11. Other Terms. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will as defined by applicable law, which means that you have the right to terminate your employment relationship with the Company at any time f or any reason and the Company has the right to terminate its employment relationship with you at any time f or any reason, with or without cause or notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company other than as provided in this letter.

12. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

a. “Accrued Obligations” means: (i) any earned but unpaid Base Salary as of the date your employment is terminated, (ii) any accrued, but unused vacation time as of your termination date, (iii) any vested benefits you may have under any employee benefit plan of the Company as of your termination date, (iv) any unpaid expense reimbursements accrued prior to the date your employment is terminated, and (iv) any bonus for a fiscal year preceding the year in which your employment is terminated that was earned and Board- approved but is unpaid as of the date your employment is terminated.

b. “Cause” means (i) your material breach of the Restrictive Covenant Agreement, (ii) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (iii) your gross negligence or willful misconduct in the performance of your duties, (iv) your material continuing failure to perform assigned duties after receiving written notification of the material failure from the Company or (v) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation; provided, however, that “Cause” shall not be deemed to have occurred pursuant to subsection (iii), (iv), or (v) hereof unless you have first received written notice from the Board specifying in reasonable detail the particulars of such grounds and that the Company intends to terminate your employment hereunder for such grounds and you have failed to cure such grounds within a period of thirty (30) days from the date of such notice.

c. “Change in Control” means the occurrence of any one or more of the following events, in each case only to the extent that such event also constitutes a “change in ownership” of the Company or a “change in the ownership of a substantial part of the Company’s assets” for the purposes of Section 409A of the Code: (i) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation in which voting securities of the Company outstanding immediately prior thereto continue to represent more than fifty percent (50%) percent of the total voting power of: (A) the surviving or resulting corporation; or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation immediately after such merger or consolidation; (ii) the acquisition of all of the Company’s outstanding capital stock by a single person or entity or a group acting in concert to effect such acquisition; or (iii) the sale, transfer or exclusive license of all or substantially all of the assets of the Company.

d. “Expenses” means any damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attorneys and accountants.

e. “Involuntary Termination” means either: (i) your Termination Without Cause or (ii) your Resignation for Good Reason.

f. “Resignation for Good Reason” means a Separation as a result of your resignation after one of the following conditions has come into existence without your consent:

i. A reduction in your Base Salary (unless such reduction is part of a broad-based salary reduction applicable to the Company’s senior management) or Target Bonus percentage;

ii. A material diminution of your authority, duties or responsibilities;

iii. Forced permanent relocation of your primary working location with the Company by more than 35 miles from your current working location;

iv. Your removal as Chief Executive Officer of the Company (or if following a Change in Control, you are not appointed as, or are removed as, Chief Executive Officer of the combined company resulting from, or if applicable, the ultimate parent entity of the acquiring party in, such Change in Control); or

v. The Company’s failure to have any successor assume the obligations under this letter agreement.

Notwithstanding the foregoing, a Resignation for Good Reason will not be deemed to have occurred unless (i) you give the Company written notice of the condition within ninety (90) days after the condition comes into existence, (ii) the Company fails to remedy the condition within thirty (30) days after receiving your written notice (the “Cure Period”) and (iii) you resign within thirty (30) days after the expiration of the Cure Period.

g. “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

h. “Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

We are excited about the prospect of having you join the Company. If this letter correctly sets forth the terms under which you will be employed by the Company, please sign this letter in the space provided below and return it to me, along with a signed copy of the Restrictive Covenant Agreement by July 5, 2021. If you do not accept this of fer by July 5, 2021, then this offer will be deemed revoked.

Very truly yours,

Third Harmonic Bio, Inc.

/s/ Mark Iwicki
Mark Iwicki
Chairman of the Board

The foregoing correctly sets forth the terms of my at-will employment with Third Harmonic Bio, Inc. I am not relying on any representations other than those set forth above.

/s/ Natalie Holles	7/2/2021
By: Natalie Holles	Date

1

Exhibit A

Permitted Activities

Membership on the board of directors of Rubius Therapeutics, Inc. and Day One Biopharmaceuticals, Inc.

Exhibit B

Form of Secured Partial Recourse Promissory Note